Exhibit 4.2

FIRST AMENDMENT TO

CI&T INC.

AMENDED AND RESTATED 2022 U.S. EQUITY INCENTIVE PLAN

The CI&T Inc. Amended and Restated 2022 U.S. Equity Incentive Plan, effective as of May 31, 2022 (the “Incentive Plan”), is hereby amended as of December 12, 2025 as set forth below.

WHEREAS, CI&T Inc., a Cayman Islands exempted company (the “Company”) maintains the Incentive Plan, which was previously adopted by the Board of Directors of the Company (the “Board”) and approved by the shareholders of the Company;

WHEREAS, the Board believes that the number of Class A common shares of the Company (each, a “Share”) remaining available for issuance under the Incentive Plan has become insufficient for the Company's anticipated future needs under the Incentive Plan;

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Incentive Plan, with immediate effect, to increase the aggregate number of Shares available for issuance under the Incentive Plan;

WHEREAS, Section 17 of the Incentive Plan provides that the Board or the Committee (as defined in the Incentive Plan) may amend the Incentive Plan at any time, subject to certain conditions set forth therein; and

WHEREAS, this amendment (the “First Amendment”) will become effective upon approval by the Board.

NOW, THEREFORE, the Incentive Plan is hereby amended as follows:

1.	The first sentence of Section 4(a) of the Incentive Plan shall be deleted in its entirety and replaced with the following:

“Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10 hereof, the total number of Stock reserved and available for issuance in connection with Awards under the Plan (the “Share Limit”) shall equal 7,114,628; provided that, the Share Limit shall be considered together with the Shares and/or options granted by the Company under the CI&T Inc. 2nd Stock Option Plan, effective as of June 9, 2022, such that the Shares issued in respect of options granted under the CI&T Inc. 2nd Stock Option Plan will have the effect of reducing the number of Shares available for issuance in connection with Awards under the Plan, up to the Share Limit.”

2.	Except as set forth above, the Incentive Plan is hereby ratified and affirmed in all respects.

/s/ Cesar Nivaldo Gon
Name: Cesar Nivaldo Gon
Title: Chief Executive Officer

/s/ Stanley Rodrigues
Name: Stanley Rodrigues
Title: Chief Financial Officer